UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: February 26, 2007 (Date of earliest event reported)
Financial Industries Corporation (Exact name of registrant as specified in its charter)

TX (State or other jurisdiction of incorporation)	0-4690 (Commission File Number)	74-2126975 (IRS Employer Identification Number)

6500 River Place Boulevard, Building I (Address of principal executive offices)		78730 (Zip Code)
512-404-5000 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Per the announcement made on February 28, 2007, the Company has appointed Mr. William J. McCarthy as the Company's Senior Vice President and Chief Actuary. Mr. McCarthy, age 60, officially assumed the position and duties on February 26, 2007.

Prior to joining the Company, Mr. McCarthy served as Vice President and Chief Actuary for Citizens, Inc., from 2004-2006, and as Vice President and Chief Actuary for London Pacific Life and Annuity, from 1991-2002.

In connection with his employment, Mr. McCarthy received a letter which set forth the terms of his employment with the Company (the "Employment Letter"). The Employment Letter provides that Mr. McCarthy will be paid a base salary of $195,000 per year and will be eligible for an annual incentive reward based on specific requirements agreed upon in advance between the CEO and Mr. McCarthy. The Employment Letter also provides that he may receive long-term incentives in the form of a grant of options to purchase 15,000 shares of the Company's common stock at an exercise price equal to the fair market value on the date that the options are granted. The option provision is conditional upon the approval of an equity option plan by the shareholders of the Company. Accordingly, such options would be granted only following shareholder approval of the equity option plan and approval by the Company's Compensation Committee of a grant of options. Said employment letter is terminable at any time by either the Company or Mr. McCarthy.

A copy of FIC's press release dated February 28, 2007, is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements:
            None
(b) Pro forma financial information:
            None
(c) Shell company transactions:
            None
(d) Exhibits
            99.1       Press Release of Financial Industries Corporation dated February 26, 2007

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 26, 2007	FINANCIAL INDUSTRIES CORPORATION By: /s/ William Prouty William Prouty Chief Executive Officer

Exhibit Index
Exhibit No.	Description
99.1	Press Release of Financial Industries Corporation dated February 26, 2007